Filed Pursuant to Rule 424(b)(3)

Under the Securities Act of 1933

Registration No. 333-156337

Prospectus Supplement No. 1

Dated March 6, 2009

to the Prospectus dated February 20, 2009

This prospectus supplement corrects the number of shares of our common stock outstanding as of December 31, 2008 set forth in the “Description of Common Stock” section of the prospectus, dated February 20, 2009 (the “Prospectus”), from 111,115,936 shares to 11,115,936 shares.

This prospectus supplement should be read in conjunction with the Prospectus, and this prospectus supplement is qualified in its entirety by reference to the Prospectus, except to the extent that the information herein modifies or supersedes the information contained in the Prospectus. Except as amended by this prospectus supplement, the “Description of Common Stock” section of the Prospectus is not affected by this prospectus supplement.

Investing in the securities registered pursuant to the Prospectus involves risks. Purchasers of securities should read and consider the information set forth in “Risk Factors” on page 2 of the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities offered by the Prospectus or passed upon the adequacy or accuracy of the Prospectus or this prospectus supplement. Any representation to the contrary is a criminal offense.

The securities offered pursuant to the Prospectus are not deposits or other obligations of a bank or savings association and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.